Exhibit 4.(a).61

The State of Israel
Ministry of Communications

General License of Partner Fixed Communications Solutions Limited Partnership for the Provision of Domestic Fixed-Line Telecommunication Services

Amendment No. 1

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Fixed Communications Solutions Limited Partnership (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the Exclusive General License for the provision of Domestic Fixed-Line Telecommunication Services, granted to Partner on 15 January 2007, as follows:

Amendment of Article 59

1.	In Article 59.2, instead of “Within no more than 30 days of the start date” shall come: “Within no more than two days of the start date”.

Amendment of Article 64

2.	In Article 64.8 (b), the words “and a magnetized label” shall be deleted.

Amendment of Article 103

3.	In Article 103.3, instead of “10 Hagavish Street, P.O.B. 4060, Natanya 42140” shall come: 8Amal, Afeq Industrial Park, P.O.B 435".

(16 January, 2007)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing